EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Lumalite Holdings, Inc. on Form S-8, of our report dated of our report dated April 22, 2002, relating to the balance sheet of ConSil Corp., as of December 31, 2001, and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of ConSil Corp., as of December 31, 2000, were audited by other auditors whose report dated February 16, 2002, expressed an unqualified opinion on those statements.


/S/ BIERWOLF, NILSON & ASSOCIATES
Bierwolf, Nilson & Associates
Dated: December __, 2002